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                                                                      Exhibit 99

                     ROWE FURNITURE CORPORATION TO ACQUIRE
                             THE MITCHELL GOLD CO.
                                   _________

      FAST-GROWING PRIVATE FURNITURE MANUFACTURER SERVES LEADING RETAILERS

McLEAN, VA, September 28, 1998 -- Rowe Furniture Corporation (NYSE:ROW) has entered into an agreement to acquire The Mitchell Gold Co., a privately-owned, fast-growing, upholstery furniture manufacturer serving some of the nation's leading specialty retailers, it was announced today by G. M. Birnbach, Rowe's Chairman, President and Chief Executive Officer. The acquisition will make Rowe one of the nation's leading upholstered furniture manufacturers.

     "Our industry has been undergoing changes in line with consumers' new lifestyles, and the success The Mitchell Gold Co. enjoys in the broad acceptance of its design and craftsmanship is perhaps one of the best examples of this trend," said G. M. Birnbach. "We are excited about having Mitchell Gold and Bob Williams, its founders, join our corporate family. It represents an important extension of Rowe's own successful program to meet the challenges facing our industry."

     "Joining Rowe will provide our company with the resources we need to better serve our clients and their customers, and to enable our Company to continue our growth in an orderly fashion so that we can reach the next level," said Mitchell Gold, President and CEO of the company that bears his name. "Rowe is an outstanding company, and as its record shows, it knows what has to be done to succeed in today's market. That's a key reason we decided to team up with Jerry and Rowe."

     The transaction, which is subject to Hart Scott Rodino approval, involves an initial purchase price of $13 million, consisting of cash and a convertible debenture, plus an earn-out provision based on a performance period not to extend beyond November 30, 2003. A copy of the acquisition agreement will be filed by Rowe with the Securities and Exchange Commission, Washington, DC.

     Started in 1989, The Mitchell Gold Co. is headquartered in Taylorsville, NC and has been among Inc. magazine's 500 list of the country's fastest-growing private companies. The results speak for themselves. In an industry that on average posts at best a 5-8% annual gain, The Mitchell Gold Co.'s sales for year ended April 30, 1998 were up 70%, and the year before that they had risen 57%. (Rowe, for its part, has been posting well above average industry shipment gains of 35% this year.) Among The Mitchell Gold Co.'s leading customers are Crate & Barrel, Pottery Barn and Restoration Hardware.

                                  -- more --
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Rowe -- 2


     Messrs. Gold and Williams will continue to direct and operate The Mitchell Gold Co. as a wholly-owned subsidiary of Rowe Furniture. Mitchell Gold will become a member of the Board of Directors of Rowe Furniture.

     In anticipation of increased demand, The Mitchell Gold Co. is building a 267,500 square-foot manufacturing facility on a 70-acre site in Taylorsville, NC. Upon completion in November, production and warehouse facilities will then total 330,000 square feet. The Mitchell Gold Co. currently has over 300 employees, up from approximately 200 a year ago.

     The Mitchell Gold Co. produces up styled upholstered sofas and chairs. It supports its marketing with cutting edge advertising that appears in such shelter magazines as House and Garden and Metropolitan Home, featuring sensual models, the slogan "Some People Just Know How to Live," and invariably Mr. Gold's pet bulldog, Lulu, which has become something of an icon in the furniture trade.

     Rowe Furniture Corporation is a major manufacturer of medium-priced, quality upholstered and wood furniture, which is sold throughout the U.S. and abroad under the Rowe and The Wexford Collection brands. The Mitchell Gold Co. is an upper end, upholstered manufacturer which is sold under the Mitchell Gold brand and is credited with pioneering a system for slipcovered furniture.

     Statements in this press release concerning Rowe's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, the acquisition not being completed, cost savings and revenues after the acquisition may be lower than expected, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe's filings with the Securities and Exchange Commission.


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Contact:  Arthur H. Dunkin
          Secretary-Treasurer
          (540) 375-3516

          Steven S. Anreder
          Anreder Hirschhorn Silver and Company
          (212) 421-4020